Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Equity Incentive Plan of Cardica, Inc., of our report dated August 3, 2007, with respect to the financial statements of Cardica, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Palo Alto, California
December 17, 2007